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                                                                    EXHIBIT 12.1


               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                Eleven Months                Nine Months
                                                    Ended       Year Ended      Ended
                                                 December 31,  December 31,  September 30,
                                                     1998          1999          2000
                                                -------------  ------------  ------------
Fixed Charges:
 Interest Expense...............................  $   76,877   $  263,633    $  365,197
 Capitalized Expenses Related to Indebtedness...      10,189       56,398        35,755
  Total Adjusted Fixed Charges..................      87,066      320,031       400,952

Earnings:
 Net Earnings...................................   2,025,870    3,809,424     3,154,943
 Fixed Charges..................................      87,066      320,031       400,952
                                                  ----------   ----------    ----------
  Total Adjusted Earnings.......................  $2,112,936   $4,129,455    $3,555,895
                                                  ==========   ==========    ==========

Ratio of Earnings to Fixed Charges..............       24.27%       12.90%         8.87%
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